Exhibit 10.7
VISTRA ENERGY
EQUITY DEFERRED COMPENSATION PLAN
FOR CERTAIN DIRECTORS

1.Purpose. The Vistra Energy Deferred Compensation Plan for Certain Directors is hereby established effective as of January 1, 2019, with the primary purpose of providing flexibility for Eligible Directors to defer the receipt of Stock they are entitled to receive in consideration of their service as Directors of the Company, and to encourage their ownership of Stock.
2.    Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:
(a)    “Account” means the individual record-keeping account maintained under this Plan for each Participant to record the RSUs and shares of Stock deferred by each Participant hereunder.
(b)    “Beneficiary” means the person or persons named by a Participant to receive distributions of Stock hereunder upon the Participant’s death.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Company” means Vistra Energy Corp., or its successors or assigns.
(e)    “Disability” means a medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months, as result of which the Participant is unable to perform his or her services as a director of the Company.
(f)    “Eligible Director” means an independent, non-employee director of the Company.
(g)    “Election Period” means an annual period determined from time to time by the Plan Administrator during which Eligible Directors may elect to defer all or a designated portion of the Stock which will ultimately become distributable under RSUs to be granted to them in consideration of their service as a director of the Company during the Plan Year following the Election Period. Each Election Period shall close prior to the beginning of the Plan Year to which the Election Period relates.
(h)    “In-Service Distribution Election” means the election by an Eligible Director of a specified date prior to an Eligible Director’s Separation from Service upon which the Eligible Director elects to receive shares of Stock deferred hereunder. The distribution date under an In-Service Distribution Election must be at least two (2) years after the date that the Stock is first deferred hereunder (i.e., at least two (2) years after the RSU under which the deferred Stock vests). As described in more detail in this Plan, all In-Service Distribution

Elections which are outstanding as of an Eligible Director’s Separation from Service shall immediately and automatically become null and void, and all deferred Stock shall, upon the Eligible Director’s Separation from Service, become distributable in accordance with the Eligible Director’s Separation from Service distribution election.
(i)    “Participant” means an Eligible Director who, during an Election Period, has made an election to defer some or all of the Stock underlying the Eligible Director’s RSU grant to be made in the following Plan Year.
(j)    “Plan Administrator” means the Company. Certain day-to-day administrative functions for the Plan will be carried out by the appropriate representatives within the Company’s Human Resources Department.
(k)    “Plan Year” means the twelve-month period beginning January 1 and ending December 31.
(l)    “Restricted Stock Units” or “RSUs” means awards of restricted stock units granted to Eligible Directors from time to time in consideration of their service as a Director.
(m)    “Separation from Service” means a separation from service under Section 409A of the Internal Revenue Code.
(n)    “Stock” means shares of the common stock, $.01 par value per share of the Company which may become issuable to an Eligible Director pursuant to a grant of a Restricted Stock Unit.
3.    Eligibility and Participation. Each Eligible Director shall be eligible to participate in the Plan each Plan Year by electing to defer all or a portion (designated in 10% increments) of the shares of Stock which will ultimately become distributable to the Eligible Director under RSUs to be granted to such Eligible Director during the upcoming Plan Year. Such deferral elections must be made during the applicable Election Period on election forms provided by the Plan Administrator. Failure of an Eligible Director to make and submit a properly completed deferral election during the Election Period shall be deemed to constitute an election by the Eligible Director to not defer any portion of any RSU grant for the upcoming Plan Year. Upon the vesting and distribution of the shares of Stock under the terms of the RSU, the shares of Stock for which the Eligible Director had elected to defer hereunder, shall be so deferred and shall be subject to the terms and conditions of this Plan, including the distribution provisions hereof.
4.    Maintenance of Accounts. The shares of Stock deferred hereunder shall be maintained by the Plan Administrator in an Account until distributed to the Participant in accordance with the terms of this Plan.
5.    Time and Manner of Distribution.
(a)    Distribution Elections. Each Participant shall elect, during the Election Period in which the deferral election is made, to receive a distribution of the Stock so deferred upon the Participant’s Separation from Service, or on a specified In-Service Distribution Election date. Notwithstanding such election, in the event of a Participant’s Separation from Service, all shares of Stock which had been deferred hereunder and had not theretofore been distributed pursuant to an In-Service Distribution Election, shall be distributed to the Participant in the form elected by the Participant for distribution upon Separation from Service. A Participant may elect to receive shares of Stock which become distributable upon the Participant’s Separation from Service in the form of: (i) a one-time lump sum distribution to be made as soon as practical following the Separation from Service and, in any event, within sixty (60) days thereof; or (ii) annual installments over a period of up to five (5) years commencing in the January of the year following the Separation from Service. Such distribution election shall be made during the Election Period in which the deferral election was originally made. In the absence of a distribution election, the Participant’s Account shall be distributed in a one-time lump sum distribution upon the Participant’s Separation from Service. All distributions made under an In-Service Distribution Election shall be made in the form of a one-time lump sum distribution.
(b)    Death or Disability. Notwithstanding any distribution elections previously made by a Participant, in the event that a Participant’s service as a director ceases as a result of the Participant’s death of Disability, the Participant’s Account shall be distributed to the Participant (or to the Participant’s Beneficiary in the event of the Participant’s death) in a one-time lump sum distribution as soon as reasonably practical following such death or Disability, and any event within sixty (60) calendar days thereafter.
(c)    Subsequent Re-Deferrals of In-Service Distribution Elections. A Participant may subsequently elect to change the distribution date of an In-Service Distribution Election to a later distribution date subject to the following conditions: (i) any such election may not take effect until at least twelve (12) months after the date on which the election is made; (ii) the election must be made at least twelve (12) months prior to the distribution date of the original In-Service Distribution Election; and (iii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which the distribution would otherwise have been made.
6.    Beneficiary Designations. Participants may designate the Beneficiary(ies) to whom the Participant’s Account shall be paid in the event of the Participant’s death. Such Beneficiary designation shall be made on a Beneficiary designation form provided by the Plan Administrator. If no Beneficiary is designated, or no designated Beneficiary survives the Participant, the distribution of the Participant’s Account shall be made to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate.
7.    Administration. The Plan Administrator shall be responsible for the administration of the Plan. The Plan Administrator is authorized, in its sole discretion, to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Plan Administrator, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons whomsoever. The Plan Administrator may delegate certain of its responsibilities to such individuals as the Plan Administrator determines in its discretion.
8.    Amendment or Termination of the Plan. The Plan Administrator may amend, terminate, or suspend the Plan at any time. Any such amendment, termination, or suspension of the Plan shall be effective on such date as the Plan Administrator may determine. An amendment or modification of the Plan may affect Participants at the time thereof as well as future Participants, but no amendment or modification of the Plan for any reason may diminish any Participant’s Accounts as of the effective date thereof.
9.    Miscellaneous.
(a)    Nontransferability. In no event shall the Company or any Participating Employer make any distribution or payment under this Plan to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of a distribution or payment hereunder, a Participant or a Beneficiary shall have no right by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan.
(b)    Code Section 409A. The Plan is intended to satisfy the requirements of Code section 409A and the regulations issued thereunder, and shall be construed and administered consistent with that intent to that end.
(c)    Governing Law. Except as otherwise preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.
(d)    Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan or from a Participant’s compensation an amount necessary to satisfy any federal, state, or local withholding tax requirements.
(e)    Successors and Assigns. The provisions of this Plan shall be binding upon and insure to the benefit of the Company, its successors and assigns, and the Participant, his Beneficiaries, heirs, legal representatives and assigns.
(f)    Enforceability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest applications permitted by law.

EXECUTED effective as of the effective date first set forth above.

VISTRA ENERGY CORP.
By:     /s/ Carrie L. Kirby
Name:         Carrie L. Kirby

Title:	Executive Vice President and Chief Administrative Officer